Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-287106) pertaining to the 2025 Performance Incentive Plan of Lionsgate Studios Corp. of our reports dated May 27, 2026, with respect to the consolidated financial statements of Lionsgate Studios Corp., and the effectiveness of internal control over financial reporting of Lionsgate Studios Corp., included in this Annual Report (Form 10-K) for the year ended March 31, 2026.

/s/ Ernst & Young LLP
Los Angeles, California
May 27, 2026